Exhibit 99.1

Signet Jewelers Reports Fiscal 2019 Holiday Season Sales

HAMILTON, Bermuda--(BUSINESS WIRE)--January 17, 2019--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its sales for the 9 weeks ended January 5, 2019 (“Holiday Season”).

Holiday Season Summary:

  Same store sales ("SSS") down 1.3%
  Revises fourth quarter guidance to same store sales down 1.6% - down 2.5%, GAAP EPS of $2.32 - $2.53 and non-GAAP EPS of $3.77 - $3.92. GAAP EPS guidance now includes a $0.19 charge related to resolution of a previously disclosed regulatory matter which is excluded from non-GAAP EPS guidance
  Revises Fiscal 2019 guidance to same store sales approximately flat, GAAP EPS of ($8.16) - ($7.93) and non-GAAP EPS of $3.53 - $3.69. GAAP EPS guidance now includes a $0.20 charge related to resolution of a previously disclosed regulatory matter which is excluded from non-GAAP EPS guidance

Virginia C. Drosos, Chief Executive Officer, commented, "Our holiday season performance fell short of our expectations. Early improvements in refreshed merchandise assortment, digital marketing and OmniChannel were more than offset by larger than expected declines in legacy product lines. In addition, the competitive promotional environment we saw early in the season intensified in December and, despite our increased promotional investments, we experienced reduced traffic during key December gifting weeks. Combined with higher than expected credit costs, these factors negatively impacted our profitability."

Drosos continued, “These holiday results reinforce the need to take even faster action to improve our financial and operational performance. We will move decisively to improve profitability through aggressively optimizing our cost structure and continuing to right-size our store base, as well as more effectively managing our inventory. As we enter the second year of our Path to Brilliance transformation, we expect to accelerate initiatives to enhance our product assortment, marketing personalization and analytics, promotional effectiveness, service offerings, and e-commerce to deliver a more seamless and engaging OmniChannel customer experience. We will provide an update on our plans for FY2020 when we report our fourth quarter earnings in March.”

	Change from previous year
Holiday Season Fiscal 2019	Same store sales (1)	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(0.8)%	1.3%	0.5%	na	0.5%	$726.7
Zales	2.9%	(3.9)%	(1.0)%	na	(1.0)%	$397.6
Jared	(8.0)%	1.7%	(6.3)%	na	(6.3)%	$323.9
Piercing Pagoda	16.9%	(4.0)%	12.9%	na	12.9%	$82.4
James Allen	(0.2)%	—%	(0.2)%	na	(0.2)%	$50.5
Peoples	4.5%	(3.1)%	1.4%	(4.6)%	(3.2)%	$63.9
Regional banners (2)	(14.6)%	(32.6)%	(47.2)%	(0.2)%	(47.4)%	$22.5
North America segment	(0.7)%	(1.2)%	(1.9)%	(0.2)%	(2.1)%	$1,667.5
H.Samuel	(5.9)%	(1.5)%	(7.4)%	(4.4)%	(11.8)%	$84.1
Ernest Jones	(9.0)%	1.7%	(7.3)%	(4.3)%	(11.6)%	$72.3
International segment	(7.3)%	—%	(7.3)%	(4.4)%	(11.7)%	$156.4
Other(3)						$11.5
Signet	(1.3)%	(0.6)%	(1.9)%	(0.6)%	(2.5)%	$1,835.4

(1)	The 53rd week in Fiscal 2018 has resulted in a shift in Fiscal 2019, as the fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2019 are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.
(2)	Regional banners represents results for regional stores presented in the prior year as part of the former Sterling Jewelers and Zale Jewelry segments (including Gordon’s and Mappins).
(3)	Includes sales from Signet’s diamond sourcing initiative.

Holiday Season Fiscal 2019 Sales Highlights:

Total same store sales performance decreased 1.3% year over year, inclusive of a positive impact of approximately 90 bps related to incremental clearance and a positive impact of 40 bps due to planned shifts in timing of promotions at Zales and Peoples. Payment plan participation rate, including both credit and leasing sales, improved year over year, reflecting continued operational improvements.

eCommerce sales in the Holiday Season were $222.3 million, up 5.6% year over year. Brick and mortar same store sales declined 2.2%.

By operating segment:

North America

  Same store sales decreased 0.7%, including a favorable impact of approximately 100 bps of incremental clearance and a favorable impact of 45 bps due to a planned shift in timing of promotions at Zales and Peoples. eCommerce sales increased 6.7% and brick and mortar sales declined 1.6% on a same store sales basis.
  Same store sales increased at Piercing Pagoda by 16.9%. Zales grew by 2.9%, including a positive impact of 160 bps due to a planned shift in the timing of promotions. Kay same store sales decreased 0.8% and Jared same store sales decreased 8.0%. James Allen sales declined 0.2%.
  During the Holiday Season, the percentage of sales from new merchandise increased, but this performance was more than offset by declines in legacy collections. Bridal sales were up slightly during the Holiday Season on a same store sales basis. Within bridal, engagement sales increased while anniversary sales declined, as anniversary sales were unfavorably impacted by declines in the Ever Us® collection. The Enchanted Disney Fine Jewelry® collection, Vera Wang Love® collection, Neil Lane® collection, and solitaires performed well. Fashion category sales decreased during the Holiday Season, with gold fashion jewelry, Disney fashion jewelry, and the Love + Be Loved collection performing well offset by declines in the LeVian® and other legacy collections. The Other product category declined driven by a strategic reduction of owned brand beads, as well as declines in Pandora®.

International

  International same store sales decreased 7.3%. eCommerce sales declined 3.8% and brick and mortar sales declined 7.9% on a same store sales basis.
  The same store sales decline was driven by lower sales in bridal jewelry, fashion jewelry and fashion watches, partially offset by higher sales in prestige watches.

Fiscal 2019 Financial Guidance

Fiscal 2019	Current Guidance	Prior Guidance
Same store sales (excluding impact of revenue recognition changes)	Approximately flat	flat - up 1.0%
Total sales	$6.24 billion to $6.26 billion	$6.26 billion to $6.31 billion
GAAP diluted EPS	$(8.16) - $(7.93)	$(7.40) - $(7.07)
Non-GAAP diluted EPS	$3.53 - $3.69	$4.15 - $4.40

Weighted average common shares - basic	55 million	55 million
Weighted average common shares - diluted	62 million	62 million
Capital expenditures	$165 million to $175 million	$165 million to $185 million
Net selling square footage	Approximately -6%	Approximately -5%

The above current Fiscal 2019 guidance reflects the following assumptions:

  Same store sales guidance includes an unfavorable impact of 20 bps related to a timing shift of service plan revenue recognized as a result of historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period
  Transformation program net savings are expected to be approximately $85 million. The company continues to expect net savings of $200 million to $225 million in fiscal years 2019-2021.
  Negative operating profit impact of $146 million - $150 million as a result of the outsourcing of prime and non-prime accounts receivables. This represents a negative year over year impact of $164 million - $168 million as compared to Fiscal 2018. This estimate represents an unfavorable increase versus prior guidance primarily due to a higher mix of non-prime customers
  Pre-tax charges of $129 million - $134 million related to the transformation plan
  Pre-tax charges of $167 million associated with the credit outsourcing transaction
  GAAP tax benefit estimated in the range of $114 million - $118 million including the impact of impairment charges, the loss associated with the sale of the non-prime receivables, inclusive of the servicing fee and related transaction costs, and restructuring charges
  Interest expense of approximately $40 million
  GAAP EPS guidance includes a pre-tax charge of $11 million or $0.20 per share related to resolution of a previously disclosed regulatory matter. For additional information please see our Form 8-K filed on January 16, 2019
  Both GAAP and non-GAAP EPS is calculated applying a share count that excludes the preferred shares for the full year
  Non-GAAP EPS guidance of $3.53 - $3.69 excludes restructuring charges associated with the transformation plan, the loss associated with the sale of the non-prime receivables, the goodwill and intangible impairment charge and a charge related to the resolution of a previously disclosed regulatory matter
  Non-GAAP EPS is computed using a normalized tax rate of approximately 2% - 3%. The revaluation of deferred tax assets associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019

Fourth Quarter Fiscal 2019 Financial Guidance:

Fourth Quarter Fiscal 2019	Current Guidance	Prior Guidance
Same store sales (excluding impact of revenue recognition changes)	down 1.6% - down 2.5%	down 1.5% - up 1.0%
Total sales	$2.14 - $2.16 billion	$2.17 - $2.22 billion
GAAP diluted EPS	$2.32 - $2.53	$3.02 - $3.33
Non-GAAP diluted EPS	$3.77 - $3.92	$4.35 - $4.59

Weighted average common shares - diluted	58.9 million	58.9 million

The above fourth quarter Fiscal 2019 guidance reflects the following assumptions:

  Fourth quarter same store sales guidance reflects a more difficult prior year same store sales comparison in January versus the prior year same store sales comparison in the Holiday Season
  Same store sales guidance includes an unfavorable impact of 30 bps related to a timing shift of service plan revenue recognized as a result of historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period
  Lack of a 53rd week in the current year fourth quarter, which contributed $84 million in sales in the fourth quarter of Fiscal 2018
  Negative operating profit impact of approximately $10 million to $14 million as compared to the fourth quarter of Fiscal 2018 related to the credit outsourcing. This estimate represents an increase versus prior guidance primarily due to a higher mix of non-prime customers
  Pre-tax charges of approximately $31 - $36 million related to Signet Path to Brilliance transformation plan
  GAAP EPS guidance includes a pre-tax charge of $11 million or $0.19 per share related to resolution of a previously disclosed regulatory matter. For additional information please see our Form 8-K filed on January 16, 2019
  GAAP and non-GAAP EPS guidance is calculated by using net income before preferred dividend and applying fully diluted share count
  Non-GAAP EPS guidance of $3.77 - $3.92 excludes restructuring charges associated with the transformation and a charge related to the resolution of a previously disclosed regulatory matter.
  Non-GAAP EPS is computed using a normalized tax rate of approximately 1% - 2%. The revaluation of deferred tax assets associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Quarterly Dividend:

Signet's Board of Directors declared a quarterly cash dividend of $0.37 per share for the fourth quarter of Fiscal 2019, payable on March 1, 2019 to shareholders of record on February 1, 2019, with an ex-dividend date of January 31, 2019.

Fourth Quarter Earnings Announcement:

Signet is scheduled to report fourth quarter and full year Fiscal 2019 financial results on March 14, 2019. Additional detail on financial performance will be provided at that time.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates nearly 3,500 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including, but not limited to, our ability to implement Signet's transformation initiative, the effect of US federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements, changes in interpretation or assumptions, and/or updated regulatory guidance regarding the US federal tax reform, the benefits and outsourcing of the credit portfolio sale including technology disruptions, future financial results and operating results, the impact of weather-related incidents on Signet’s business, deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation, and our ability to successfully integrate Zale Corporation and R2Net’s operations and to realize synergies from the Zale and R2Net transactions, general economic conditions, potential regulatory changes or other developments following the United Kingdom’s announced intention to negotiate a formal exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its banners, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and an adverse decision in legal or regulatory proceedings.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2018 Annual Report on Form 10-K filed with the SEC on April 2, 2018 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides greater clarity to management and investors.

	Fiscal Q4'19 Guidance Low End	Fiscal Q4'19 Guidance High End
Q4 GAAP Diluted EPS	$2.32	$2.53
Charges related to transformation plan[1]	0.41	0.35
Charge related to regulatory resolution	0.19	0.19
GAAP quarterly impact of annual tax benefit[1]	0.85	0.85
Q4 Non-GAAP Diluted EPS	$3.77	$3.92

	Fiscal 2019 Guidance Low End	Fiscal 2019 Guidance High End
2019 GAAP Diluted EPS	$(8.16)	$(7.93)
Charges related to transformation plan[1]	1.83	1.76
Loss related to goodwill and intangible impairment[1]	7.59	7.59
Charge related to regulatory resolution	0.20	0.20
Loss related to sale of non-prime receivables[1]	2.07	2.07
2019 Non-GAAP Diluted EPS	$3.53	$3.69

1Reconciliation of GAAP and non-GAAP charges and losses includes related tax impact.

CONTACT:
Investors:
Randi Abada
SVP Corporate Finance Strategy & Investor Relations
+1 330 668 3489
randi.abada@signetjewelers.com

Media:
David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com